Exhibit 4.2

GRANITE BROADCASTING CORPORATION,

THE GUARANTORS PARTY HERETO

and

THE BANK OF NEW YORK,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 5, 2006

to

INDENTURE

Dated as of December 22, 2003 as amended by

the First Supplemental Indenture

dated as of March 9, 2005

9-3/4% SENIOR SECURED NOTES

DUE 2010

This SECOND SUPPLEMENTAL INDENTURE, dated as of July 5, 2006 (this “Second Supplemental Indenture”), is made by and among Granite Broadcasting Corporation, a Delaware corporation, as issuer (the “Company”), the Guarantors, and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

RECITALS:

A.                The Company, the Guarantors listed on the signature pages thereto (the “Original Guarantors”) and the Trustee executed an Indenture, dated as of December 22, 2003 (as amended from time to time, the “Indenture”), in respect of the Company’s 9-3/4% Senior Secured Notes due 2010 (the “Notes”).

B.                The Company, the Original Guarantors, the additional Guarantors listed on the signature pages thereto (the “Original Additional Guarantors”) and the Trustee executed a First Supplemental Indenture, dated as of March 9, 2005 (the “First Supplemental Indenture”), in order to add Guarantees of the Notes by the Original Additional Guarantors.

C.                The Company has organized two Restricted Subsidiaries, WBNG, Inc. and WBNG License,  Inc, (collectively, the “Additional Guarantors”), each a Delaware corporation, to consummate the Binghamton Acquisition (as defined below).

D.                Each Additional Guarantor, as a Restricted Subsidiary under the Indenture, will be required under the Indenture to execute and deliver to the Trustee a supplemental indenture pursuant to which such Additional Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms set forth in the Indenture, as a Guarantor.

E.                 Pursuant to Section 9.1 of the Indenture, the Trustee, the Company, the Original Additional Guarantors, the Additional Guarantors and the Original Guarantors (collectively, the “Guarantors”) are authorized to execute and deliver this Second Supplemental Indenture to add Guarantees of the Notes by the Additional Guarantors, without the consent of any Holder of a Note.

F.                 Section 9.2 of the Indenture provides, among other things, that the Indenture, the Notes and the Security Documents may be amended by the Company, the Guarantors and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes then Outstanding (the “Requisite Holders”).

G.                The Company has obtained consents from the Requisite Holders relating to the amendments of covenants and other matters relating to the Indenture and amendments to the Notes and certain Security Documents as set out in this Second Supplemental Indenture.

H.                The Company has requested that the Trustee execute this Second Supplemental Indenture in accordance with Section 9.1 and Section 9.2 of the Indenture.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s 9-3/4% Senior Secured Notes due 2010:

Section 1   Capitalized Terms.

Capitalized terms used but not otherwise defined herein that are defined in the Indenture shall have the meanings given to them in the Indenture.

Section 2.1   Amendments to Definitions.

(a)           Certain definitions defined in Section 1.1 of the Indenture shall be deemed deleted when references to such definitions would be eliminated as a result of the amendments set forth in this Second Supplemental Indenture.

(b)           The following definitions set forth in Section 1.1 of the Indenture are hereby deleted in their entirety and replaced with the following:

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of:

(1)           any Capital Stock of any Restricted Subsidiary of the Company; or

(2)           any other tangible or intangible property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business (including a television station or license);

provided, however, that asset sales or other dispositions shall not include:

(a)           a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

(b)           the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Article V hereof;

(c)           any Restricted Payment permitted by Section 4.7 hereof or that constitutes a Permitted Investment and the disposition of an Investment constituting a Restricted Payment;

(d)           the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(e)           disposals or replacements of obsolete or worn out equipment;

(f)            an Asset Swap permitted by Section 4.10 hereof;

(g)           cash and Cash Equivalents; or

(h)           any transaction constituting a Change of Control.

“Change of Control” means the occurrence of one or more of the following events:

(1)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any “person” or “group” of related “persons” as defined in Rules 13d-3 and 13d-5 under the Exchange Act (whether or not otherwise in compliance with the provisions of this Indenture), other than to the Permitted Holders;

(2)           the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture);

(3)           any “person” or “group” of related “persons” as defined in Rules 13d-3 and 13d-5 under the Exchange Act (other than the Permitted Holders and any entity formed solely for the purpose of owning Capital Stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company;

(4)           the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved;

(5)           any event, the occurrence of which constitutes a change of control of the Company for purposes of any Indebtedness of the Company or any of its Restricted Subsidiaries; or

(6)           the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from, arising out of, in connection with or relating to, such Asset Sale net of:

(1)           reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)           taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)           repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

(4)           appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Outstanding” means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i)            Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(ii)           Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes; provided that, if the Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor pursuant to Section 14.1 hereof or otherwise satisfactory to the Trustee has been made;

(iii)          Notes which have been paid pursuant to Section 2.6 hereof or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Company; and

(iv)          Notes which have been defeased pursuant to a Legal Defeasance effected pursuant to Article VIII hereof;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded; provided further, however, that, notwithstanding the foregoing, any Notes held by an Affiliate of the Company (other than an obligor upon the Notes) shall be deemed not to be Outstanding solely with respect to the actions referred to in Section 6.4 and Section 6.5 of this Indenture and shall be deemed to be Outstanding for all other purposes. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Permitted Business Acquisition” means (i) the Binghamton Acquisition, (ii) the Permitted Business Acquisitions permitted by Section 6.8(f) of the Credit Agreement and (iii) the acquisition of a television station or stations either (x) directly by the Company or a Restricted Subsidiary of the Company that is a

Guarantor or (y) by an LSAE as long as such assets are all subject to a Local Services Agreement; provided that any such acquisition described in clause (x) or (y) results in there being at least two television stations owned by the Company and its Restricted Subsidiaries (including the LSAE) in a single market.

“Permitted Collateral Liens” means (i) Liens securing the Notes issued pursuant to this Indenture (and the related Guarantees), (ii) Liens securing Indebtedness incurred pursuant to and in accordance with clause (16) of the definition of “Permitted Indebtedness” (other than Liens on Binghamton Assets), provided that all payments and other obligations due under such Indebtedness and the Notes (and the related Guarantees) are secured on an equal and ratable basis (other than any mortgages with respect to existing mortgaged property on the date of this amendment, which mortgages will be junior to the existing Mortgages), (iii) (a) a first-priority Lien on the Binghamton Assets securing Indebtedness incurred pursuant to the Credit Agreement and (b) a second-priority Lien on the Binghamton Assets securing the Notes (and the related Guarantees), (iv) Liens securing Indebtedness incurred pursuant to and in accordance with clause (13) of the definition of “Permitted Indebtedness,” (v) with respect to real property Collateral, the prior Liens or encumbrances permitted under the applicable mortgage or deed of trust encumbering the same and Liens of the type described in (and as limited by) clauses (1), (2), (3), (5), (6) (12), (13), (14) and (15) of the definition of “Permitted Liens” and (iv) with respect to personal property Collateral, Liens of the type described in (and as limited by) clauses (1), (2), (3), (4), (5), (7), (8), (10), (11), (12), (13), (14), (15) and (17) of the definition of “Permitted Liens”; provided that, in each case of clauses (2), (3) and (5) of the definition of “Permitted Liens,” (x) any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien and (y) upon the request of the Trustee or the Collateral Agent, as the case may be, the Company or the applicable Restricted Subsidiary shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Trustee’s or the Collateral Agent’s, as the case may be, reasonable estimate of all interest and penalties related thereto.

“Permitted Holders” means (i) W. Don Cornwell, (ii) the members of the immediate family of W. Don Cornwell, (iii) any trust created for the benefit of W. Don Cornwell or his estate or (iv) any Person that is controlled by W. Don Cornwell.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)           Indebtedness under the Notes issued on the Issue Date in an aggregate principal amount not to exceed $405 million;

(2)           other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(3)           [Intentionally omitted and any cross—references hereto shall have no effect];

(4)           Purchase Money Indebtedness of an LSAE to acquire assets described in clause (i) of the definition of “LSAE” and which are subject to the option described in clause (iii) of the definition of “LSAE” and guarantees of such Indebtedness by the Company or any Restricted Subsidiary that is a Guarantor; provided that at no time may the Indebtedness incurred and then outstanding under this clause (4), plus refinancings of Indebtedness incurred under this clause (4), exceed $35 million in aggregate principal amount; provided that the Existing Malara Credit Agreement may be refinanced with the Malara Credit Agreement and the limit above shall be increased by up to $10 million in order to finance any Special Acquisition (as defined in and permitted pursuant to Section 6.8(f) of the Credit Agreement (which increased amount shall be reduced by the amount of any Net Cash Proceeds used by the Company pursuant to Section 4.10(a)(3) of this Indenture to finance any Special Acquisition));

(5)           Indebtedness of a Restricted Subsidiary of the Company to the Company, to a Guarantor or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company, a Guarantor or a Wholly Owned Restricted Subsidiary of the Company or the holder of Indebtedness secured by a Lien permitted under this Indenture, in each case subject to no Lien held by a Person other than the Company, a Guarantor or a Wholly Owned Restricted Subsidiary of the Company or the holder of Indebtedness secured by a Lien permitted under this Indenture; provided, however, that if as of any date any Person other than the Company, a Guarantor or a Wholly Owned Restricted Subsidiary of the Company or the holder of Indebtedness secured by a Lien permitted under this Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the issuer of such Indebtedness;

(6)           Indebtedness of the Company to a Guarantor that is a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Guarantor that is a Restricted Subsidiary of the Company or the holder of Indebtedness secured by a Lien permitted under this Indenture, in each case subject to no Lien other than a Lien permitted under this Indenture; provided, however, that if as of any date any Person other than a Guarantor that is a Restricted Subsidiary of the Company or the holder of Indebtedness secured by a Lien permitted under this Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the Company;

(7)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

(8)           Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts in the ordinary course of business (and letters of credit in respect thereof in the ordinary course of business or in respect of the obligations referred to in clause (4)), provided that no instrument permitted hereunder is in favor of, or otherwise supports Indebtedness otherwise permitted by clause (4);

(9)           [Intentionally omitted and any cross—references hereto shall have no effect];

(10)         Refinancing Indebtedness;

(11)         Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Company or its Restricted Subsidiaries (other than an LSAE) under this Indenture;

(12)         Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or its Restricted Subsidiaries, provided that no instrument permitted hereunder is in favor of, or otherwise supports, Indebtedness otherwise permitted by clause (4);

(13)         additional Indebtedness (including Purchase Money Indebtedness and Capitalized Lease Obligations) or Disqualified Capital Stock of the Company or additional Indebtedness of its Restricted Subsidiaries that are Guarantors in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(14)         [Intentionally omitted and any cross—references hereto shall have no effect];

(15)         Indebtedness (including, but not limited to, guarantees) incurred to finance, directly or indirectly, a Permitted Business Acquisition, plus refinancings thereof, provided that an amount equal to 101% of the principal amount of such Indebtedness, plus interest thereon for a one calendar quarter period (but in no event more than 105% of the principal amount thereof) is, and remains, secured with cash or Cash

Equivalents (or a letter of credit or bond secured by cash or Cash Equivalents); provided further (and only to the extent) that such cash has been funded from (i) Net Cash Proceeds of an Asset Sale; (ii) net cash proceeds from the issuance and sale of Qualified Capital Stock of the Company; (iii) [intentionally omitted and any cross—references hereto shall have no effect]; (iv) other cash and Cash Equivalents up to $25 million if incurred prior to July 5, 2006 (provided for purposes of clarity that none may be incurred thereafter); or (v) any combination thereof;

(16)         Indebtedness under the Credit Agreement together with the incurrence of the guarantees thereunder;

(17)         Preferred Stock issued upon conversion of any or all of the Tranche B Term Loan issued under the Credit Agreement; and

(18)         any guarantee of the Indebtedness incurred under the Malara Credit Facility.

“Permitted Investments” means:

(1)           Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate into the Company or a Guarantor;

(2)           Investments in the Company by any Restricted Subsidiary of the Company; provided, however, that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s Obligations under the Notes and this Indenture;

(3)           Investments in cash and Cash Equivalents (i) held in a Control Account (as defined in the Security Documents) with respect to which the Trustee, for the benefit of the Noteholders, has a first priority perfected Lien, (ii) held in collection accounts existing on the Issue Date other than Control Accounts or held in collection accounts acquired or established in connection with the Binghamton Acquisition, the Permitted Business Acquisitions permitted by Section 6.8(f) of the Credit Agreement and the Asset Acquisitions permitted pursuant to Section 4.23 of this Indenture, provided that there are in place standing instructions to sweep all such deposits, on a daily basis, into an account described in clause (i) and all such accounts are so swept on a daily basis, (iii) held in certain accounts other than Control Accounts, provided such funds are (x) used only to fund periodic payroll of the Company and its Subsidiaries, (y) deposited in such accounts no more than three business days prior to the date payroll checks are to be issued and (z) only to the extent of the payroll obligations as of such date or as otherwise set forth in the Security

Agreement, (iv) held in the Collateral Account or (v) as otherwise permitted by clause (15) of the definition of “Permitted Indebtedness” or clause (10) of the definition of “Permitted Liens”;

(4)           loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries (other than employees, directors and officers that are Permitted Holders or Affiliates thereof) in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding and incurred after the Issue Date;

(5)           [Intentionally omitted and any cross-references hereto shall have no effect];

(6)           Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any of its Restricted Subsidiaries;

(7)           Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10 hereof;

(8)           Investments represented by Indebtedness (including guarantees) that are otherwise permitted under this Indenture;

(9)           Investments in a Permitted Business the payment for which is Qualified Capital Stock of the Company;

(10)         any Asset Swap made in accordance with Section 4.10 hereof;

(11)         additional Investments in a Permitted Business not to exceed $500,000 at any one time outstanding; such Investments to be valued at original cost less cash distributions or return thereon that are not otherwise reflected in Consolidated EBITDA of the Company; and

(12)         any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business.

(13)         The initial deposit by the Company on the date hereof of $1.0 million in the Trustee Reserve Fund as contemplated pursuant to Section 12.9 of this Indenture.

“Permitted Liens” means the following types of Liens:

(1)           Liens on (a) assets of a Person that merges with or into or consolidates with the Company or any of its Restricted Subsidiaries after the Issue Date, (b) assets of a Person that otherwise becomes a Restricted Subsidiary of the Company after the Issue Date or (c) assets acquired by the Company or any of its Restricted Subsidiaries after the Issue Date; provided that, in each case, (x) such Liens existed at the time of such event, (y) such Liens were not incurred in connection with, or in contemplation of, such event and (z) such Liens do not extend to any assets of the Company or any of its Restricted Subsidiaries (other than, in the case of clauses (a) and (b) above, the assets of such Person);

(2)           Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(3)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(5)           judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(6)           easements, rights-of-way, zoning restrictions, minor defects and irregularities in title and other similar charges or encumbrances in respect of real property that do not, individually or in the aggregate, have a material adverse effect on the value of the real property encumbered thereby and do not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(7)           Liens representing any interest or title of a lessor under any Capitalized Lease; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease and accessions and improvements thereto and proceeds thereof;

(8)           Liens upon specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)         Liens encumbering deposits made to secure ordinary course business obligations arising from statutory, regulatory or contractual (other than with respect to Indebtedness) requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11)         [Intentionally omitted and any cross references hereto shall have no effect];

(12)         leases or subleases granted to others not interfering in any material respect with the business of the Company or any of the Company’s Restricted Subsidiaries and any interest or title of a lessor under any lease permitted by this Indenture;

(13)         [Intentionally omitted and any cross-references hereto shall have no effect];

(14)         Liens securing Indebtedness incurred pursuant to clause (13) of the definition of “Permitted Indebtedness,” provided that (x) if such Indebtedness is not Purchase Money Indebtedness or Capitalized Lease Obligations or any refinancing thereof, such Liens do not extend to any property or assets that are not Collateral, (y) if such Indebtedness is Purchase Money Indebtedness or Capitalized Lease Obligations, such Lien extends only to the property being financed with such Indebtedness and accessions and improvements thereto and proceeds thereof and (z) if such Indebtedness is Purchase Money Indebtedness, the Lien securing such Indebtedness shall be created within 180 days of such acquisition, installation, construction or improvement or, in the case of a Refinancing of any Purchase Money Indebtedness, within 180 days of such Refinancing;

(15)         [Intentionally omitted and any cross-references hereto shall have no effect];

(16)         solely to the extent of any LSAE assets, Liens by an LSAE on its assets to secure Indebtedness incurred pursuant to clause (4) of the definition of “Permitted Indebtedness”;

(17)         solely to the extent of cash (or Cash Equivalents), Liens on such cash (or Cash Equivalents) as contemplated by (and only to the extent contemplated by) clause (15) of the definition of “Permitted Indebtedness”; and

(18)         Liens on any interest or title of a lessor under any real property leased by the Company or any of the Company’s Restricted Subsidiaries.

(19)         The Lien created pursuant to Section 12.9 of this Indenture in connection with the initial deposit by the Company on the date hereof of $1.0 million in the Trustee Reserve Fund.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with Section 4.9 hereof (i) pursuant to clause (1) of the definition of “Permitted Indebtedness,” but only if 100% of such Indebtedness is refinanced or (ii) pursuant to clause (2) of the definition of “Permitted Indebtedness”, in each case that does not:

(1)           result in an increase in the aggregate principal amount (or, if issued with original issue discount, the aggregate accreted value) of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium or defeasance costs required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of accrued fees and expenses incurred in connection with such Refinancing); or

(2)           create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, however, that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company or of an LSAE (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company or of such LSAE, as the case may be, and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee (or is Disqualified Capital Stock), then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee (or shall be Disqualified Capital Stock, as the case may be), as the case may be, at least to the same extent and in the same manner as the Indebtedness (or Disqualified Capital Stock) being Refinanced.

“Security Agreement” means that certain security agreement, between the Company, the Restricted Subsidiaries from time to time party thereto, and the Collateral Agent, substantially in the form of Exhibit G hereto, as amended by the Security Agreement Amendment.

“Senior Secured Indebtedness” means (i) Indebtedness represented by the Notes and the Guarantees and (ii) Indebtedness incurred pursuant to and in accordance with clause (16) of the definition of “Permitted Indebtedness”.

“Senior Secured Parties” means the Collateral Agent for its benefit and the benefit of the Trustee, the Holders of the Notes (including any Additional Notes subsequently issued under and in compliance with the terms of this Indenture), and the holders from time to time of the Senior Secured Indebtedness described in clause (ii) of the definition of “Senior Secured Indebtedness”.

“Unrestricted Subsidiary” of any Person means:

(1)           any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary), other than any LSAE, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that:

(1)           the Company certifies to the Trustee that (a) such designation complies with Section 4.7 hereof and (b) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.9 hereof;

(2)           each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; and

(3)           immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 4.7 hereof, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under Section 4.7 hereof.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)           immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.9 hereof; and

(2)           immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

(c)           The following definitions are hereby added in the correct alphabetical order to Section 1.1 of the Indenture:

“Binghamton Acquisition” means the acquisition of certain assets related to the ownership and operation of a CBS-affiliated broadcast television station WBNG-TV, Binghamton, New York and its auxiliary facilities.

“Binghamton Assets” means all of the real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible, acquired pursuant to the Binghamton Acquisition.

“Credit Agreement” means that certain Credit and Guaranty Agreement dated as of July 5, 2006 among the Company, the guarantors party thereto, the lenders party thereto and Silver Point Finance, LLC as administrative agent, as amended, restated, modified and supplemented from time to time.

“Existing Malara Credit Facility” means that certain Credit Agreement dated as of March 8, 2005 by and among Malara Broadcast Group Inc., as parent guarantor, Malara Broadcast Group of Duluth LLC, Malara Broadcast Group of Duluth Licensee, LLC, Malara Broadcast Group of Fort Wayne LLC, Malara Broadcast Group of Fort Wayne Licensee LLC (collectively as borrowers), the lenders party thereto, D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent, Dresdner Bank AG New York and Grand Cayman Branches, as syndication agent, and D.B. Zwirn Special Opportunities Fund, L.P. as arranger.

“Malara Credit Facility” means the credit facility to be entered into by one or more of Malara Broadcast Group Inc., as parent guarantor, Malara Broadcast Group of Duluth LLC, Malara Broadcast Group of Duluth Licensee, LLC, Malara Broadcast Group of Fort Wayne LLC, Malara Broadcast Group of Fort Wayne Licensee LLC, as borrowers and the lenders party to the Credit Agreement to refinance the Existing Malara Credit Facility, as amended, restated, refinanced, replaced, modified and supplemented from time to time.

“Second Supplemental Indenture” means the Second Supplemental Indenture, dated as of July 5, 2006 made by and among the Company, the Guarantors, and the Trustee.

“Security Agreement Amendment” means that certain First Amendment and Joinder to the Security Agreement dated as of July 5, 2006 between the Company, the Restricted Subsidiaries from time to time party thereto, the Trustee, the Collateral Agent, the lenders under the Credit Agreement and Silver Point Finance, LLC, as administrative agent under the Credit Agreement, substantially in the form of Exhibit J hereto.

“Supplemental Agreement” means that certain supplemental agreement dated as of July 5, 2006 between the Company, the Guarantors party thereto and the Qualified Holders (as defined therein) party thereto.

“Tranche A Term Loan” means any Tranche A Term Loan made under the Credit Agreement by a lender party thereto to the Company.

“Tranche B Term Loan” means any Tranche B Term Loan made under the Credit Agreement by a lender party thereto to the Company.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“WB Disposition” means the disposition of certain assets related to the ownership and operation of a WB-affiliated broadcast television station KBWB(TV), San Francisco, California and its auxiliary facilities and the disposition of certain assets related to the ownership and operation of a WB-

affiliated broadcast television station WDWB(TV), Detroit, Michigan and its auxiliary facilities, in each case, pursuant to the applicable WB Sale Agreement.

“WB Sale Agreements” means the Purchase and Sale Agreement dated as of May 1, 2006, entered into in respect of the WB Disposition, by and among DS Audible San Francisco, LLC, Granite Broadcasting Corporation, KBWB, Inc. and KBWB License, Inc., the Purchase and Sale Agreement dated as of May 1, 2006, entered into in respect of the WB Disposition, by and among DS Audible Detroit, LLC, Granite Broadcasting Corporation, WXON, Inc. and WXON License, Inc., the Letter Agreement dated May 1, 2006 among DS Audible San Francisco, LLC, DS Audible Detroit, LLC, Granite Broadcasting Corporation, WXON, Inc. and WXON License, Inc., KBWB, Inc. and KBWB License, Inc., the form of Closing Agreement to be executed at closing among DS Audible San Francisco, LLC, DS Audible Detroit, LLC, Granite Broadcasting Corporation, WXON, Inc. and WXON License, Inc., KBWB, Inc. and KBWB License, Inc., and the form of Additional Escrow Agreement to be executed at closing among DS Audible San Francisco, LLC, DS Audible Detroit, LLC, Granite Broadcasting Corporation, WXON, Inc. and WXON License, Inc., KBWB, Inc. and KBWB License, Inc., in each case as amended through the date hereof and as may be further amended not in violation of this Indenture.

“WB Stations” means KBWB(TV), San Francisco, California and its auxiliary facilities, and WDWB(TV), Detroit, Michigan and its auxiliary facilities.

Section 2.2  Amended Notes.

(a)           References to Exhibit A (Form of Series A Note) and Exhibit B (Form of Series B Note) in Section 2.1 and elsewhere in the Indenture shall be deemed to be references to the Exhibit A and Exhibit B, respectively, attached to this Second Supplemental Indenture.

(b)           The parties hereto hereby agree that the (i) existing Global Note representing the Series A Notes will be surrendered and replaced with a new Global Note substantially in the form attached as Exhibit A hereto and (ii) existing Global Note representing the Series B Notes will be surrendered and replaced with a new Global Note substantially in the form attached as Exhibit B hereto. The Company agrees to issue, and the Trustee, upon receipt of an authentication order in accordance with Section 2.2 of the Indenture, agrees to authenticate such new Global Notes.

Section 2.3  Amended Sections.

(a)           Section 1.02 is hereby amended by adding the following new term in alphabetical order:

“Trustee Reserve Fund................................................12.9”

(b)           The following is hereby added to the Indenture as 2.14:

“Section 2.14   Amendment of Notes.

It shall not be necessary for the Holders to approve the particular form of any proposed amendment or waiver to the Notes, as they may be amended from time to time in accordance with the terms of this Indenture. Any consent given by the Holders of at least a majority in principal amount of the then Outstanding Notes to amend, restate or replace the Notes (subject to Section 9.2) shall be deemed to be an authorization and direction by such Holders to the Company to execute and deliver, and to the Trustee to authenticate, any amended Notes incorporating the approved amendments.”

(c)           Section 4.7 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.7. Limitation on Restricted Payments.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(2)           purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

(3)           make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness of the Company or the Guarantors; or

(4)           make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”).

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)           [Intentionally omitted and any cross-references hereto shall have no effect];

(2)           if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) in exchange for shares of Qualified Capital Stock of the Company, (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or (iii) a combination thereof;

(3)           [Intentionally omitted and any cross—references hereto shall have no effect];

(4)           so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries (other than officers, directors or employees that are Permitted Holders or any Affiliates thereof) in an amount not to exceed $1.0 million in any twelve month period;

(5)           so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Company issued after the Issue Date in accordance with Section 4.9 hereof and otherwise in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense” but excluding the declaration and payment of dividends with respect to the Company’s 12 3/4% Cumulative Exchangeable Preferred Stock and any Refinancing thereof;

(6)           repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(7)           [Intentionally omitted and any cross-references hereto shall have no effect]

(8)           any purchase or redemption of subordinated obligations as a result of a Change of Control, provided that the offer to purchase pursuant to Sections 3.9 and 4.15 hereof shall have been consummated prior to any such purchase; or

(9)           any purchase or redemption of, and payment of the consent fee with respect to, the 8 7/8% Notes pursuant to the 8 7/8% Notes Tender Offer.”

(d)           Section 4.9(a) is hereby deleted in its entirety and replaced with the following:

“(a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than

Permitted Indebtedness); provided, however, that solely for purposes of determining (and for purposes of clarity not for incurring) whether the Company and its Restricted Subsidiaries are permitted to (i) effect a merger or consolidation or sale of assets under Section 5.1 or (ii) designate Unrestricted Subsidiaries in accordance with the definition of “Unrestricted Subsidiary,” the Company and its Restricted Subsidiaries will be deemed to be able to incur such Indebtedness if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the deemed incurrence of any such Indebtedness if on the date of the deemed incurrence of such Indebtedness, after giving effect to the deemed incurrence thereof, the Consolidated Leverage Ratio of the Company shall not be greater than 7.5 to 1.0; provided, however, that any Indebtedness of a Person existing at the time such Person becomes or ceases to be a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred at the time it becomes or ceases to be a Restricted Subsidiary.”

(e)           Section 4.10 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.10   Limitation on Asset Sales.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2)           at least 90% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below) and is received at the time of such disposition; provided, however, that the amount of any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are within 30 days converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed, to the extent of cash so received, to be cash for purposes of this provision; provided further that any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee, and excluding Indebtedness other than Indebtedness under clause (3) of the definition of “Indebtedness” or Purchase Money Indebtedness) that are assumed by the transferee and are not otherwise thereafter required to be reflected on the Company’s consolidated balance sheet shall be deemed to be cash for purposes of this provision;

(3)           upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds in excess of $5.0 million for any one Asset Sale (or series of related Asset Sales) relating to such Asset Sale (in the case of the WB Disposition (or the first sale of a WB Station) only, the $5.0 million amount referred to above shall be $6.0 million for purposes of this Asset Sale in the event that $1.0 million has been previously deposited by the Company pursuant to Section 12.9 of this Indenture) (i) if any Tranche A Term Loans are outstanding at the time the WB Disposition (or the sale of any WB Station) occurs, to repay the full amount of such outstanding Tranche A Term Loans, such repayment to be made concurrently with such WB Disposition (or the sale of any WB Station) and prior to any other use permitted by this paragraph (a)(3) and (ii) within 180 days of receipt thereof to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (excluding Capital Stock other than Capital Stock of an entity that is (or will immediately become) a Guarantor) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”) or to finance, directly or indirectly, a Permitted Business Acquisition or enter into a definitive agreement to effectuate such acquisition, subject only to customary conditions, including FCC approval, within 90 days of receipt of the Net Cash Proceeds of such Asset Sale and consummate such acquisition within 270 days of receipt thereof; provided that (A) the primary purpose of such acquisition of Replacement Assets or Permitted Business Acquisition is to acquire, and there is acquired, a television station with a Big-4 (ABC, CBS, NBC or Fox) network affiliation agreement in place or the creation (through ownership by the Company and its Restricted Subsidiaries) of a “duopoly” in a market and (B) that the Company shall use all reasonable best efforts to promptly dispose of any other assets acquired in such acquisition or Permitted Business Acquisition; provided further that to the extent such Net Cash Proceeds were received from an Asset Sale of assets or property that constituted Collateral, such Replacement Assets so acquired shall be owned by the Company or a Guarantor, shall not be subject to any Liens other than Permitted Collateral Liens and the Company shall execute and deliver to the Trustee such Security Documents or other instruments as shall be reasonably necessary to cause such property or assets to become Collateral subject to the Lien of the applicable Security Documents (subject to the release provisions contained in Article X); and

(4)           if such Asset Sale consists, in whole or in part, of the sale of any Capital Stock of any Restricted Subsidiary, Capital Stock of such Restricted Subsidiary shall be sold or otherwise disposed of in the same transaction or series of related transactions such that such Person is no longer a Subsidiary.

(b)           Pending the final application of such Net Cash Proceeds, the Company shall deposit such proceeds in a separate Collateral Account. Any such Net Cash Proceeds so deposited shall be promptly disbursed by the Trustee in accordance with the provisions of this Indenture upon notice from the Company such that the Company may apply such Net Cash Proceeds in accordance with the provisions of this Section 4.10. On the 181st day after an Asset Sale, or the 30th day after the termination of the acquisition agreement referred to in clause (3) of Section 4.10(a), as applicable, or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3) of Section 4.10(a) (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clause (3) of Section 4.10(a) (each, a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders and the holders of any Senior Secured Indebtedness and, to the extent that such Net Proceeds Offer Amount relates to an Asset Sale of assets or property that did not constitute Collateral at the time of such Asset Sale and the terms of any pari passu Indebtedness require that an offer to purchase be made to all holders of such pari passu Indebtedness, to all holders of such Senior Secured Indebtedness and pari passu Indebtedness on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of such Senior Secured Indebtedness and pari passu Indebtedness) on a pro rata basis, that amount of Notes (and Senior Secured Indebtedness and pari passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and 100% of the principal amount of the Senior Secured Indebtedness and pari passu Indebtedness) to be purchased, plus accrued and unpaid interest (and Additional Interest, if any) thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

(c)           The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph).

(d)           In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Article V hereof which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

(e)           Each Net Proceeds Offer shall comply with the procedures set forth in Section 3.10. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

(f)            The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, engage in any Asset Swaps, unless:

(1)           at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)           in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value in excess of $5 million, either (i) the terms of such Asset Swap shall be approved by the Board of Directors of the Company which shall have determined that the Company or the applicable Restricted Subsidiary is receiving consideration in the Asset Swap at least equal to the fair market value of the assets swapped or (ii) the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Asset Swap to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee; and

(3)           to the extent such Asset Swap consists of assets or property that constituted Collateral, the assets received in such Asset Swap shall be owned by the Company or a Restricted Subsidiary that is a Guarantor, shall not (subject to the release provisions contained in Article X) be subject to any Liens other than Permitted Collateral Liens and the Company shall execute and deliver to the Trustee such Security Documents or other instruments as shall be reasonably necessary to cause such property or assets to become Collateral subject to the Lien of the applicable Security Documents.

(g)           The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue thereof.”

(f)            Section 4.19 of the Indenture is hereby deleted in its entirety and replaced with the following:

 “Section 4.19   Events of Loss.

In the event of an Event of Loss with respect to any Collateral, the Company or the affected Guarantor, as the case may be, will apply the Net Loss Proceeds from such Event of Loss, within 90 days after receipt, at its option:

(1)           to the rebuilding, repair, replacement or construction of improvements to the affected property (the “Subject Property”); or

(2)           to make capital expenditures with respect to Collateral or to acquire properties or assets that will constitute Collateral and be used or useful in the Permitted Business of the Company or any of its Restricted Subsidiaries;

provided that if during such 90—day period the Company or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Loss Proceeds in accordance with the requirements of clause (1) or (2) or if the application of such Net Loss Proceeds is part of a project authorized by the Board of Directors of the Company in good faith that will take longer than 90 days (but in no event longer than 270 days in the aggregate) to complete, and such project has begun, such 90—day period will be extended with respect to the amount of Net Loss Proceeds so committed until required to be paid in accordance with such agreement (or, if earlier, until termination of such agreement) or until completion of such project, as the case may be. Pending the final application of any Net Loss Proceeds, the Company or any Restricted Subsidiary shall deposit such Net Loss Proceeds in the Collateral Account.

Any Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the first sentence of the preceding paragraph will be deemed to constitute “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $5.0 million (such date, the “Loss Proceeds Offer Trigger Date”), the Company will make an offer to all Holders and the holders of any Senior Secured Indebtedness (a “Loss Proceeds Offer”) to purchase the maximum principal amount of Notes (and Senior Secured Indebtedness) that may be purchased out of such Excess Loss Proceeds (the “Loss Proceeds Offer Amount”), at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest and Additional Interest, if any, on the relevant interest payment date in accordance with the procedures set forth in this Indenture).

If the aggregate principal amount of Notes surrendered by Holders exceeds the Excess Loss Proceeds to be used to purchase Notes, the Trustee shall select the Notes to be purchased on a pro rata basis. Notwithstanding anything to the contrary in the foregoing, the Company may commence a Loss Proceeds Offer prior to the expiration of 270 days after the occurrence of an Event of Loss. If any Excess Loss Proceeds remain after the consummation of any Loss Proceeds Offer, the Company may use those Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Loss Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.19 by virtue thereof.”

(g)           Section 4.23 of the Indenture is hereby deleted in its entirety and replaced with the following:

 “Section 4.23        Limitation on Asset Acquisitions for Cash.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Acquisition if any part of the consideration therefor is cash or Cash Equivalents unless:

(i)            the Consolidated EBITDA of the Person or assets so acquired in the Asset Acquisition was greater than zero for its most recently completed Four Quarter Period (it being understood that in making such determination the Company can rely, in good faith, on the representations and warranties of the seller of such Person or assets and its principal officers); and

(ii)           the total consideration paid by or on behalf of the Company in such Asset Acquisition does not exceed 9.0x the increase in the Broadcast Cash Flow of the Company resulting from such Asset Acquisition, such Consolidated EBITDA or increase in the Broadcast Cash Flow of the Company to be determined by the Company in good faith on a pro forma basis consistent with the pro forma adjustments described under the definition of “Consolidated Leverage Ratio,” but also after giving effect to incremental revenue or expense and cost reductions determined in good faith by the Company to be reasonably achievable during the four fiscal quarter period succeeding such Asset Acquisition (regardless of whether such incremental revenue or cost savings could be reflected in pro forma financial statements under GAAP or Regulation S—X under the Securities Act) and evidenced in each case by an Officers’ Certificate of the Company setting forth such calculation.

(h)           Section 6.1 of the Indenture is hereby amended by deleting “or” immediately after paragraph 8, deleting the period at the end of paragraph (9) and replacing it with “; or” and by adding a new paragraph (10) as follows:

“(10) a default in the observance or performance of any covenant or agreement contained in the Supplemental Agreement and the default continues for a period of 3 days.”

(i)            Section 7.5 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 7.5   Notice of Defaults.

If a Default or Event of Default occurs and is continuing, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 60 days after it occurs. Except in the case of a Default in payment on any Note (including the failure to make a mandatory repurchase pursuant hereto), the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.”

(j)            Section 10.3(c) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(c)  Notwithstanding any other provision in this Indenture or in the Security Documents, prior to the delivery of an Acceleration Notice in accordance with Section 6.2 hereof, the Company and the Guarantors shall also be entitled to obtain a release of the Trustee to use cash or Cash Equivalents (excluding any cash or Cash Equivalents held in the Collateral Account related to any Asset Sale and any cash and Cash Equivalents held in the Repurchase Sub-Account), to pay operating expenses and to pay interest on the Notes.”

(k)           The third paragraph of Section 10.7 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Notwithstanding any other provision in this Indenture or in the Security Documents, prior to the delivery of an Acceleration Notice in accordance with Section 6.2 hereof, the Company and the Guarantors shall also be entitled, without any release or consent of the Trustee, to use cash or Cash Equivalents (excluding any cash and Cash Equivalents held in any Collateral Account related to any Asset Sale and any cash and Cash Equivalents held in the Repurchase Sub-Account), to pay operating expenses and to pay interest on the Notes.”

(l)            The following is hereby added to the Indenture as Section 10.12:

“Section 10.12   Amendment of Security Agreement.

The Security Agreement shall be amended as provided in the Security Agreement Amendment substantially in the form attached as Exhibit J hereto. It shall not be necessary for the Holders to approve the particular form of any proposed amendment or waiver to the Security Agreement as it may be amended from time to time in accordance with the terms of this Indenture. Any consent given by the Holders of at least a majority in principal amount of the then Outstanding Notes to amend, restate or replace the Security Agreement (subject to Section 9.2) shall be deemed to be an authorization and direction by such Holders to the Collateral Agent and Trustee to execute and deliver the Security Agreement Amendment.”

(m)          The following is hereby added to the Indenture as Section 12.9:

“Section 12.9.   Trustee Reserve Fund.

Upon the effectiveness of the Second Supplemental Indenture, the Company shall transfer $1.0 million dollars to the Trustee to be deposited by the Trustee in a sub-account of the Collateral Account, or such other account as the Trustee may designate, to indemnify the Trustee, as set forth in Section 7.7 of this Indenture (the “Trustee Reserve Fund”), against all losses, liabilities, claims, damages, or expenses incurred by it arising out of or in connection with the administration of its duties under this Indenture (including Section 9.6 of this Indenture).

The Trustee shall have title to and shall be the owner of all monies in the Trustee Reserve Fund and shall be authorized to use such monies, in its sole discretion, for the purposes set forth in Section 7.7 of this Indenture. However, any monies remaining in the Trustee Reserve Fund shall revert to the Company eighteen months after the effectiveness of the Second Supplemental Indenture if, at that time, no Event of Default has occurred and is continuing and no unresolved claims are then pending against the Trustee in connection with this Indenture as then supplemented; and if at that time any such claims are unresolved, such that the funds are not then refunded to the Company, any monies remaining in the Trustee Reserve Fund shall, upon resolution thereof, be refunded to the Company.”

(n)           The following Exhibits attached hereto shall be deemed to be attached to the Indenture:

Exhibit A                Form of Series A Note

Exhibit B                Form of Series B Note

Exhibit J                 Form of Security Agreement Amendment

Exhibit K                Form of Supplemental Agreement

Section 4   Additional Guarantees.

Pursuant to Section 4.16 of the Indenture, each Additional Guarantor unconditionally guarantees all of the Company’s Obligations under the Notes and the Indenture, as a Guarantor, on the terms and conditions set forth in the Indenture, and otherwise agrees to be bound by the terms and conditions of the Indenture, as a Guarantor.

Section 5.   Indenture.

Except as amended hereby, the Indenture, the Security Documents and the Notes are in all respects ratified and confirmed and all their terms shall remain in full force and effect. From and after the effectiveness of this Second Supplemental Indenture, any reference to the Indenture shall mean the Indenture as so amended by this Second Supplemental Indenture.

Section 6.   Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 7.   Successors.

All agreements of the Company, the Guarantors and the Trustee in this Second Supplemental Indenture shall bind their respective successors and permitted assigns. This Second Supplemental Indenture shall be binding upon each Holder of Notes and their respective successors and assigns.

Section 8.   Counterpart Originals.

The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 9.   Effective Date of this Second Supplemental Indenture.

This Second Supplemental Indenture shall be effective pursuant to Section 9.4 of the Indenture immediately upon execution by the Company and the Guarantors and delivery to and execution by the Trustee of this Second Supplemental Indenture.

Section 10.   Trustee Disclaimer.

The Trustee accepts the amendment of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Guarantors, or for or with respect to (i) the validity, efficacy, or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company or any Guarantor by corporate action or otherwise, or (iii) the due execution hereof by the Company and each Guarantor, and the Trustee makes no representation with respect to any such matters.

Section 11.   Severability.

In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.   Headings.

The Section headings of this Second Supplemental Indenture, which have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.   Trustee Makes no Representation.

The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

Section 14.   Reaffirmation of Section 7.7.

The Company and each Guarantor hereby reaffirm their indemnification obligations to the Trustee pursuant to Section 7.7 of the Indenture in connection with the Trustee’s execution of this Second Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and delivered by their duly authorized officers as of the date first above written.

GRANITE BROADCASTING CORPORATION,
as Issuer

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Senior Vice President - Chief Financial Officer

CHANNEL 11 LICENSE, INC.
GRANITE RESPONSE TELEVISION, INC.
KBJR LICENSE, INC.
KBJR, INC.
KBWB LICENSE, INC.
KBWB, INC.
KSEE LICENSE, INC.
KSEE TELEVISION, INC.
QUEEN CITY BROADCASTING OF NEW YORK, INC.
WEEK-TV LICENSE, INC.
WISE-TV, INC.
WISE-TV LICENSE, LLC
WKBW-TV LICENSE, INC.
WTVH LICENSE, INC.
WXON LICENSE, INC.
WXON, INC.,
WBNG, INC.
WBNG LICENCE, INC.
as Guarantors

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Vice President, Secretary and Treasurer

WTVH, LLC,
as a Guarantor

By:	GRANITE BROADCASTING CORPORATION,
the Sole Member of WTVH, LLC

	By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Senior Vice President - Chief Financial Officer

THE BANK OF NEW YORK,
as Trustee

By:	/s/ Remo J. Reale
	Name:	Remo J. Reale
	Title:	Vice President